Exhibit 23.2
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the (i) Registration Statements (Form S-3 No. 333-75798 and No. 333-123577) of Endwave Corporation and related Prospectuses and (ii) Registration Statements (Form S-8 No. 333-49012) pertaining to the 1992 Stock Option Plan, 2000 Equity Incentive Plan, 2000 Non-Employee Directors’ Stock Option Plan and the 2000 Employee Stock Purchase Plan of Endwave Corporation and ( Form S-8 No. 333-115183) pertaining to the 2000 Equity Incentive Plan and 2000 Employee Stock Purchase Plan of Endwave Corporation of our report dated February 3, 2004, with respect to the statements of operations, stockholders’ equity, and cash flows and schedule of Endwave Corporation for the year ended December 31, 2003, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ Ernst & Young LLP
Palo Alto, California

March 14, 2006